Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as so amended and restated, this “Agreement”) is made and entered into as of this 28th day of August, 2019 (the “Effective Date”), by and between AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company”), and Charles Goldman (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of January 10, 2014, as amended through November 18, 2015, and as further amended and restated on October 31, 2016 (the “Prior Agreement”).

WHEREAS, the Company desires to continue to employ Executive and to amend and restate the Prior Agreement prior to the end of the Term (as defined in the Prior Agreement) by entering into this Agreement embodying the terms of such continued employment, and Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.Definitions.

(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with the Company’s policy, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(b)“Acquisition Agreement” shall mean that certain Stock Purchase Agreement, dated as of April 11, 2016, as amended from time to time, by and between Huatai International Finance Ltd., a British Virgin Islands corporation (the “Purchaser”), Huatai Securities Co., Ltd., a People’s Republic of China joint stock company (solely with respect to Article 9) and AqGen Liberty Holdings LLC.

(c)“Agreement” shall have the meaning set forth in the preamble hereto.

(d)“Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(e)“Base Salary” shall mean the salary provided for in Section 4(a) hereof.

(f)“Board” shall mean the Board of Directors of the Company.

(g)“Cause” shall mean (i) Executive’s material act or acts of personal dishonesty taken in connection with Executive’s responsibilities that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company Group; (ii) act(s) of willful misconduct in the course of Executive’s employment; (iii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities; (iv) misappropriation (or attempted misappropriation) by Executive of any assets or material business opportunities of the Company or any other member of the Company Group; (v) embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge; (vi) Executive’s conviction of or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge, in each case, that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in a material injury to the reputation or business of the Company or any other member of the Company Group; (vii) material violation by Executive of the written policies of the Company (unless, to the extent such violation is curable, it has been cured within thirty (30) days of the provision by the Company of written notice to Executive of such violation), including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group; or (viii) Executive’s material breach of any confidentiality or restrictive covenants with the Company or any other member of the Company Group to which Executive is subject. If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Board determines that Executive’s employment could have been terminated for Cause pursuant to the fourth, fifth or seventh items above, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to disgorge to the Company all amounts received on account of such termination that would not have been payable to Executive had such termination been by the Company for Cause.

(h)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)“Company” shall have the meaning set forth in the preamble hereto.

(j)“Company Group” shall mean the Company and Parent, together with any of their respective direct and indirect majority-owned subsidiaries.

(k)“Delay Period” shall have the meaning set forth in Section 13(a) hereof.

(l)“Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Executive’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12)-month period, in each case, or such longer period as is required by applicable law. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive (or Executive’s legal representative) and the Board cannot agree shall be determined by a qualified, independent physician selected by the Board and approved by Executive or Executive’s legal representative, as the case may be (which approval shall not be unreasonably withheld).

(m)“Executive” shall have the meaning set forth in the preamble hereto.

(n)“Good Reason” shall mean, without Executive’s consent, (i) a substantial and material diminution in Executive’s base salary, Target Annual Bonus, title, duties, or responsibilities; or (ii) the Company’s material breach of a material term of this Agreement, in each case, to the extent that such act or omission is not cured by the Company within forty (40) days of its receipt of written notice from Executive detailing the acts or omissions giving rise to Good Reason. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder for a period of up to fourteen (14) days, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach by the Company.

(o)“Initial Term” shall mean the period specified in Section 2(a) hereof.

(p)“Initial Term Expiration Date” shall have the meaning set forth in Section 2(a) hereof.

(q)“IPO RSA” shall have the meaning set forth in Section 8(h) hereof.

(r)“Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(s)“Parent” shall mean Huatai Securities Co., Ltd., a People’s Republic of China joint stock company.

(t)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or noncharitable), unincorporated organization, or other form of business entity.

(u)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(v)“Severance Benefits” shall have the meaning set forth in Section 8(i) hereof.

(w)“Severance Term” shall mean the twenty-four (24) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(x)“Target Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(y)“Term” shall mean the period specified in Section 2(a) hereof.

Section 2.Acceptance and Term; Effectiveness of This Agreement.

(a)Acceptance and Term. The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein. Subject to the further provisions of this Agreement related to early termination of employment: Executive’s initial term of employment (the “Initial Term”) shall begin on the Effective Date and shall continue until the earlier of (i) the third-year anniversary of the Effective Date (the “Initial Term Expiration Date”) and (ii) the earlier termination of Executive’s employment in accordance with Section 8 below.  Unless Executive’s employment has been earlier terminated in accordance with Section 8, on the Initial Term Expiration Date and on each subsequent anniversary thereof, the term of Executive’s employment under this Agreement shall automatically be extended for one (1) additional year, unless either party provides written notice to the other party no later than ninety (90) days prior to the expiration of the then effective term indicating the party’s intent (A) not to extend the term or (B) the desire to enter into good-faith negotiations regarding an amendment, extension, or renewal of this Agreement (such Initial Term and any extension thereof being hereinafter referred to as the “Term”).

(b)Effectiveness. The Prior Agreement shall continue to be in effect until 11:59 p.m. (New York City time) on the Effective Date of this Agreement, at which time this Agreement shall be effective, and the Prior Agreement shall be null and void ab initio and therefore of no force and effect.

Section 3.Position, Duties, and Responsibilities; Place of Performance.

(a)Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the President and Chief Executive Officer of the Company (together with such other position or positions consistent with such title as the Board shall specify from time to time) and shall have such duties and responsibilities as are typically associated with such title, together with such other duties and responsibilities commensurate with such title as assigned by the Board. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation. During the Term, the Company shall annually nominate Executive to serve as a member of the Board of the Company.

(b)Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses (it being understood that Executive’s continued service on (a) the Advisory Board of Green Alpha

Advisors, LLC, (b) the board of directors of Personal Capital, (c) the board of directors of Mercer Advisors, and (d) the board of directors of the American Mountain Guides Association is hereby approved), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c)Principal Place of Employment. The Company recognizes that Executive resides in Boulder, Colorado and does not require Executive to relocate his residence to perform the duties and responsibilities required by this Agreement. Notwithstanding the foregoing, Executive agrees to perform those duties and responsibilities at the Company’s headquarters for which the Company agrees to reimburse Executive for the reasonable costs (on an after-tax basis) of his transportation on account of his travels between his residence in Boulder, Colorado and the Company’s headquarters. Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section 4.Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a)Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $750,000 (subject to increases as may be determined by the Board in its sole discretion. The Board shall review Executive’s compensation on an annual basis).

(b)Annual Bonus. For fiscal year 2019 and during each calendar year that ends during the Term, Executive shall be eligible for an annual incentive bonus award (the “Annual Bonus”) determined by the Board in respect of each complete fiscal year during the Term. The target Annual Bonus (the “Target Annual Bonus”) that Executive shall be eligible to earn for each fiscal year including fiscal year 2019 shall be 100% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Board and communicated to Executive. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date. For the avoidance of doubt, Executive shall not be entitled to an Annual Bonus for any fiscal year in which the applicable Company and individual performance objectives for such fiscal year are not achieved.

(c)Equity.  Executive shall be eligible to participate in equity incentive programs of the Company, as established from time to time by the Company, in amounts, if any, and on terms set by the Compensation Committee.  Except as otherwise provided in Section 8(h) herein regarding the IPO RSA (defined below), the effect of termination or resignation of employment on equity awards granted to Executive at any time, including stock options granted to Executive prior to the Effective Date, shall be governed by the provisions of the applicable plan and award agreement.

Section 5.Employee Benefits.

(a)During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other perquisites and benefits provided generally to similarly situated executives of the Company. Executive shall also be entitled to a minimum of twenty (20) vacation days as well as the same number of holidays and sick days, any other benefits, in each case as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

(b)Subject to Executive’s insurability at standard or better insurance rates and his cooperating with any required physical examinations, the Company shall use its reasonable business efforts to obtain and maintain in full force and effect during the Term, life insurance issued by an insurance company(s) covering the life of Executive for the benefit of his designated beneficiary(s) in the amount of $5,000,000.

Section 6.Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents; provided that no financial obligation is imposed on Executive by any such documents.

Section 7.Reimbursement of Business Expenses.

(a)During the Term, in addition to the expenses referenced in Section 3(c) above, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

(b)The Company agrees to pay as incurred (within thirty (30) business days following the Company’s receipt of an invoice from Executive’s legal counsel), all reasonable legal fees and expenses that Executive incurred in connection with the negotiation and execution of this Agreement, up to a maximum amount of $20,000.

Section 8.Termination of Employment.

(a)General. The Term shall terminate prior to the Termination Expiration Date upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-l(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b)Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or Executive’s estate or beneficiaries, as the case may be, shall be entitled to:

(i)The Accrued Obligations;

(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred; and

(iii)Subject to achievement of the applicable performance conditions for the fiscal year of the Company in which Executive’s termination occurs, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year of the Company in which such termination occurred.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)Termination by the Company with Cause.

(i)The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty

(30) days’ written notice by the Board of the Company’s intention to terminate Executive with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period, unless in the case of Section 1(g)(vii) hereof, Executive has fully cured such act or acts or failure or failures to act that gave rise to Cause during such period.

(ii)In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of thirty (30) days’ written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)The Accrued Obligations;

(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred;

(iii)Subject to achievement of the applicable performance conditions for the fiscal year of the Company in which Executive’s termination occurs, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year of the Company in which such termination occurred;

(iv)Continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices;

(v)To the extent permitted by applicable law without any penalty to Executive or any member of the Company Group and subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will pay Executive an amount equal to the monthly COBRA premium cost; provided that the payments pursuant to this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term. In the event that the Company’s payment of the premium would result in a violation of the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code and, to the extent that Executive incurs any additional tax liability as a result of the payment of such premiums by the Company, he shall receive an additional payment in cash, such that he is put in the same after-tax position as if no such additional tax liability had been incurred.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv) and (v) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Non-Interference Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e)Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f)Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason, and provide payment to Executive of his Base Salary for the remainder of the notice period. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)Non-Renewal of the Term.  In the event of the Company’s decision not to renew or extend the Term pursuant to Section 2(a) above or enter into a new employment agreement with Executive (provided that Executive engages in good faith discussions and is willing and able to extend the Term and continue his employment), Executive’s employment will end on the last day of the Term, and in connection therewith, Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof, provided that for purposes of this Section 8(g) only, the Severance Term shall mean the twelve (12) month period following Executive’s termination as a result of the lapse of the Term in accordance with this Section 8(g). Following such termination of Executive’s employment as a result of the non-renewal of the Term, except as set forth in this Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment upon expiration of the Term shall be receipt of the Severance Benefits.

(h)IPO RSA. In the event the Company terminates Executive’s employment without Cause or due to Executive’s death or Disability, or Executive resigns for Good Reason, in each case, during the Term in accordance with this Section 8, and notwithstanding the terms of the applicable share restriction agreements, the restricted stock awards (“IPO RSA”) listed on Exhibit C hereto that are outstanding and unvested at the time of termination shall be deemed fully vested as of the last day of Executive’s employment.

(i)Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e), (g), or (h) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over his affairs.

Section 9.Non-Interference Agreement; Non-Disparage

(a)As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts, and the Non-Interference Agreement will survive the termination of this Agreement for any reason.

(b)Executive agrees that during the Term, and at all times thereafter, Executive shall not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of Executive’s relationship with any member of the Company Group or any conduct or events which precipitated any termination of Executive’s employment from any member of the Company Group. However, Executive’s obligations under this subparagraph (b) shall not apply to disclosures required or permitted by applicable law, regulation, or order of a court or governmental agency.

(c)The Company agrees to instruct its officers and directors not to make any disparaging or defamatory comments regarding Executive in any respect or make any comments concerning any aspect of Executive’s relationship with any member of the Company Group or any conduct or events which precipitated any termination of Executive’s employment from any member of the Company Group. However, the Company’s obligations under this subparagraph (c) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

(d)Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement, the Non-Interference Agreement or otherwise is intended to prohibit Executive from disclosing this Agreement or the Non-Interference Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and Executive may do so without notifying the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement, the Non-Interference Agreement or otherwise would require Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement, the Non-Interference Agreement or otherwise prohibits Executive from notifying the Company that Executive is going to make a report or disclosure to law enforcement.

Section 10.Representations and Warranties of Executive.

Executive represents and warrants to the Company that—

(a)Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b)Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c)in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

Section 11.Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iv) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13.Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a)Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14.Successors and Assigns; No Third-Party Beneficiaries.

(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company shall provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b)Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive (or Executive’s estate or beneficiaries, as applicable) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16.Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17.Governing Law.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. WITHOUT REGARD TO CONFLICT OF LAWS RULES. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18.Notices.

(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known residential address, as reflected in the Company’s records.

(b)Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

(c)Copies.

(i)If notice is provided to the Company pursuant to this Section 18, a copy (which shall not constitute notice) shall be provided to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Email: KLaverriere@Shearman.com

Attention: Kenneth J. Laverriere

(ii)If notice is provided to Executive pursuant to this Section 18, a copy (which shall not constitute notice) shall be provided to:

Arnold & Porter Kaye Scholer LLP

601 Massachusetts Ave., NW

Washington, D.C. 20001

Attention: Joshua F. Alloy

Email: josh.alloy@arnoldporter.com

Section 19.Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.Entire Agreement.

Subject to Section 2(b) hereof, this Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, term sheets and agreements between the parties relating to the subject matter of this Agreement (including the provisions of Annex B of the Rollover Agreement entered into with the Purchaser as of April 11, 2016, to the extent related to the subject matter of this Agreement), but excluding the provisions of the Form of Indemnification Agreement entered into with the Company as of May 21, 2019.

Section 21.Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

* * *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ASSETMARK FINANCIAL HOLDINGS, INC.

By:	/s/ Gary Zyla
Name:	Gary Zyla
Title:	Chief Financial Officer

EXECUTIVE

/s/ Charles Goldman
Charles Goldman

[Signature Page to Charles Goldman Employment Agreement]

[Page Intentionally Left Blank]

EXHIBIT A

NON-INTERFERENCE AGREEMENT

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed by AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

Section 1.Confidential Information.

(a)Company Group Information. I acknowledge that, during the course of my employment, I will have access to information about Parent and its direct and indirect majority-owned subsidiaries (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make unauthorized copies of such Confidential Information. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential, including track records. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how. including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (this “Non-Interference Agreement”).

(a)Former Employer Information. I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

Section 2.Developments.

(a)Developments Retained and Licensed. I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that I can demonstrate were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments. If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant each member of the Company Group, and each member of the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(b)Assignment of Developments. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group

(collectively referred to as “Developments”). I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are "works made for hire" (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development. If any Developments cannot be assigned, I hereby grant to the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after my employment with any member of the Company Group, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

(c)Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d)Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

Section 3.Returning Company Group Documents.

I agree that at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company, which, for the avoidance of doubt, shall not include my personal contacts or any publicly available information, provided that nothing in this sentence shall limit my obligation to comply with the other terms herein. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4.Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5.Employee Protections

I have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Non-Interference Agreement or otherwise is intended to prohibit me from disclosing this Non-Interference Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and I may do so without notifying the Company. The Company may not retaliate against me for any of these activities, and nothing in this Non-Interference Agreement or otherwise would require me to waive any monetary award or other payment that I might become entitled to from the SEC or any other governmental entity. Moreover, nothing in this Non-Interference Agreement or otherwise prohibits me from notifying the Company that I am going to make a report or disclosure to law enforcement.

Section 6.Restrictions on Interfering.

(a)Non-Competition. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities, within the United States or any other jurisdiction in which the Company or any of its subsidiaries is actively engaged in business.

(b)Non-Interference. During the Employment Period and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c)Definitions. For purposes of this Non-Interference Agreement:

(i)“Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company or any of its subsidiaries.

(ii)“Competitive Activities” shall mean any business activities in which any member of the Company or any of its subsidiaries is engaged (or has demonstrable plans to engage) during the Employment Period; provided that nothing herein shall prohibit me from providing services to a private equity firm with respect to investments that are not competitive with any member of the Company or any of its subsidiaries.

(iii)“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, the employment or services of, or hire, any person who was known by me to be employed by or was a consultant to any member of the Company Group at the time of the termination of the Employment Period, or within six (6) months prior thereto; provided that the foregoing shall not be violated by general advertising not targeted at employees or consultants of any member of the Company Group, (B) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce investment management or investment advisory services from, or otherwise providing any investment management or investment advisory services to, any limited partner, investor, person, firm, corporation or other entity that was a customer, client, investor, business partner, or employee of any member of the Company Group or prospective customer, investor, business partner or client of any member of the Company Group whom the Company or any of its affiliates had actively solicited within the twelve (12) months prior to termination of the Employment Period, (C) interfering with or damaging, or taking any action that could reasonably be expected to interfere with or damage, or attempting to interfere with or damage, any relationship between any member of the Company Group or any funds managed or advised thereby and their respective clients, investors, business partners, customers or employees, or (D) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other

Business Relation of any member of the Company Group to cease doing business with or materially reduce the amount of business conducted with any member of the Company Group or any funds managed or advised thereby, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any member of the Company Group.

(iv)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v)“Post-Termination Non-Compete Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twelve (12) month anniversary of such date of termination.

(vi)“Post-Termination Non-Interference Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twelve (12) month anniversary of such date of termination.

Section 7.Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Non-Interference Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 8.Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Non-Interference Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 9.Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Non-Compete Period or Post-Termination Non-Interference Period, as applicable, shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 10.Cooperation.

I agree that, following any termination of my employment, I will continue to provide cooperation reasonably requested by the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 11.General Provisions.

(a)Governing Law and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS NON-INTERFERENCE AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.

(b)Entire Agreement. This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.

(c)No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved, subject to the obligations set forth in my employment agreement with the Company.

(d)Successors and Assigns. This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction; provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(e)Survival. The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.

* * *

I, Charles Goldman, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the respective date set forth below:

Date:	_____________________________________ (Signature)
_____________________________________ (Type/Print Name)

[Signature Page to Non-Interference Agreement]

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

____ No Developments or improvements

____ Additional Sheets

Signature of Employee:  ______________________

Print Name of Employee:  _______________________

Date:  ___________________

[Signature Page to Non-Interference Agreement]

[Page Intentionally Left Blank]

EXHIBIT B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated August 28, 2019, with AssetMark Financial Holdings, Inc. (my “Employment Agreement”)), and other good and valuable consideration, I, Charles Goldman, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, the Parent, and each of their respective direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right I may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

In addition, I am expressly waiving any and all rights under Section 1542 of the Civil Code of the State of California, or any other federal or state statutory rights or rules or principles of common law or equity, or those of any jurisdiction, government, or political subdivision similar to Section 1542 (“similar provision”) in effect as of the signing of this Release, and as a result, may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released under this Release. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 9 of my Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws, California law, or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;
•	Had or could have had [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in

[1]

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;
•	Was advised to consult with my attorney regarding the terms and effect of this Release; and
•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Severance Benefits.

Notwithstanding anything in this Release, my Employment Agreement or in any other agreement between me and any member of the Group, or in any Company code of conduct, employee manual, confidentiality policy or similar document, I am aware that I have the right to:

•	report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;
•	cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
•	make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and
•	respond truthfully to a valid subpoena.

In addition, I am aware that:

•

(i) I have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which I reasonably believe relates to a possible violation of law, (ii) it is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization (retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act I may have performed) and (iii) it is unlawful for the Company to retaliate against me for reporting possible misconduct either internally or to any governmental agency or entity, or self-regulatory organization;

•

notwithstanding anything contained in this Release or otherwise, I may, to the extent contemplated by my Confidentiality, Non- Interference, and Invention Assignment Agreement dated August 28, 2019, with AssetMark Financial Holdings, Inc., disclose confidential Company information, including the existence and terms of any confidential agreements between me and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization;

•

the Company cannot require me to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and may not offer me any kind of inducement, including payment, to do so;

•	my rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy, form, or condition of employment, including by a predispute arbitration agreement; and
•

even if I have participated in a possible violation of law, I may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and may also be eligible to receive an award under such laws.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

/s/ [●]
[●]
Date: [●]

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EXHIBIT C

LIST OF IPO RSAs

Parties to Share Restriction Agreement	Date	Number of IPO RSAs Granted
AssetMark Holdings LLC AssetMark Financial Holdings, Inc. Charles G. Goldman	July 17, 2019	2,105,228
AssetMark Holdings LLC AssetMark Financial Holdings, Inc. Tulie LLC	July 17, 2019	310,608